News Release

For Immediate Release:	For More Information,
October 18, 2021	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Completes Acquisition
of Select Bancorp, Inc.

Southern Pines, NC, October 18, 2021 – First Bancorp (NASDAQ: FBNC) announces today the completion of its acquisition of Select Bancorp, Inc. (NASDAQ: SLCT) (“Select Bancorp”), the parent company of Select Bank & Trust Company (“Select Bank”), on October 15, 2021. The merger solidifies First Bank’s position as the leading community bank headquartered in North Carolina, with total assets of over $10 billion and over 120 branches.

Richard Moore, CEO of First Bancorp, stated, “We are very pleased with today’s announcement that our merger with Select Bancorp is now official. We welcome our new customers, associates, and shareholders to First Bank. Select Bank customers can expect to continue to receive the same high level of service to which they are accustomed. Additionally, Select Bank branches will continue to operate under their current name until a systems conversion of customer accounts, which is scheduled for March 2022, and Select Bank customers should continue to conduct their business with their current Select Bank branches until that time. We will be in touch with customers in advance of the conversion to ensure a smooth transition.” Mr. Moore continued, “We also welcome John McCauley and Carlie McLamb, Jr. to our Board of Directors and look forward to working together for our shareholders.”

William Hedgepeth, President and CEO of Select Bancorp, stated, “We are very pleased with this merger with First Bank. Both institutions share the same community banking philosophy that our customers value so much. Although we are closing one chapter in our company’s history, we believe we are starting another one that will be even brighter. We have been warmly welcomed by the First Bank folks, and we expect a smooth integration for employees and customers alike. I would like also to thank Select Bancorp shareholders and customers for the loyal support they have shown over the years and for what I expect will be many more years to come.”

Under the terms of the merger agreement, Select Bancorp shareholders will receive 0.408 shares of First Bancorp common stock for each share of Select Bancorp common stock. Any fractional shares resulting from the exchange will be paid cash at a rate of $44.12 per share. Shareholders of Select Bancorp who own their shares of stock in book entry form or hold their shares with brokers will have their shares automatically converted to shares of First Bancorp, with no action required. Shareholders who hold stock certificates of Select Bancorp will be mailed instructions in the near future for converting their shares of Select Bancorp to First Bancorp stock.

Also under the merger agreement, Select Bancorp’s subsidiary bank, Select Bank, has merged with and into First Bancorp’s subsidiary bank, First Bank. First Bank will continue to operate the 22 branches of Select Bank under the Select Bank name until a systems conversion planned for March 2022.

Keefe, Bruyette & Woods, Inc. served as financial advisor to First Bancorp and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP provided legal counsel. Raymond James & Associates, Inc. served as financial advisor to Select Bancorp, Inc., and Wyrick Robbins Yates & Ponton LLP served as legal counsel.

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About First Bancorp

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets now exceeding $10 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 122 branches in North Carolina, South Carolina and Virginia. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of First Bancorp and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of First Bancorp’s customers, First Bancorp’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of First Bancorp’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and First Bancorp undertakes no obligation to update or revise forward-looking statements. First Bancorp is also not responsible for changes made to the press release by wire services, internet services or other media.